UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  07/08/2010

Air Products and Chemicals, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  1-4534

Delaware	23-1274455
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

7201 Hamilton Boulevard
Allentown, Pennsylvania
18195-1501
(Address of principal executive offices, including zip code)

(610) 481-4911
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On July 8, 2010, Air Products and Chemicals, Inc. (the "Company") entered into a three-year dollar equivalent $2,000,000,000 revolving credit agreement with a syndicate of banks (the "2010 Credit Agreement"), under which senior unsecured debt is available to both the Company and certain of its subsidiaries. The 2010 Credit Agreement provides a source of liquidity for the Company and supports its commercial paper program. The Company unconditionally guarantees the payment of all loans made under the 2010 Credit Agreement to its subsidiary borrowers. Amounts outstanding under the 2010 Credit Agreement may be accelerated for typical defaults, including the non-payment of amounts due under the 2010 Credit Agreement, the non-payment of material judgments or debt obligations and certain bankruptcy events. The Company's only financial covenant is a maximum ratio of total debt to EBITDA.

The 2010 Credit Agreement terminates and replaces the Company's existing $1,450,000,000 revolving credit agreement dated May 23, 2006, as subsequently amended (the "2006 Agreement"). No borrowings were outstanding under the 2006 Agreement at the time of its termination and no early termination penalties were incurred.

As of the date of this filing, no borrowings have been made and no material direct financial obligations have been created under the 2010 Credit Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Air Products and Chemicals, Inc.

Date: July 13, 2010	By:	/s/ Paul E. Huck
Paul E. Huck
Senior Vice President and Chief Financial Officer